UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14C Information
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
Check the appropriate box:
☒	Preliminary Information Statement
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☐	Definitive Information Statement
Lazydays Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
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LAZYDAYS HOLDINGS, INC.
4042 Park Oaks Boulevard, Suite 350
Tampa, Florida 33610
NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
To the stockholders of Lazydays Holdings, Inc.:
NOTICE IS HEREBY GIVEN that the holders of a majority of the voting power of (i) the outstanding shares of capital stock of Lazydays Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), and (ii) the outstanding shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), have approved and adopted, by written consent without a meeting of stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware and Section 2.7 of the Company’s Amended and Restated Bylaws, an amendment to the Company’s certificate of incorporation to increase the total number of shares of Common Stock the Company is authorized to issue from 100,000,000 to 500,000,000 (the “Charter Amendment”).
The enclosed Information Statement (the “Information Statement”) contains information pertaining to the Charter Amendment. The corporate action approved with respect to the Charter Amendment will become effective no earlier than on the 20th day after the Information Statement is mailed to our stockholders and would occur thereafter only after the filing of a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware. We expect to mail the Information Statement to our stockholders on or about [•], 2024. This Notice of Action by Written Consent of Stockholders (this “Notice”) and the Information Statement collectively serve as written notice to our stockholders entitled thereto of the approval and adoption of the foregoing actions taken by less than unanimous written consent of our stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware and are being furnished to our stockholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and other applicable rules promulgated by the Securities and Exchange Commission, solely for the purpose of informing our stockholders of the action taken by the written consent.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Your vote or consent is not requested or required to approve the above matters. This Notice and the Information Statement are provided solely for your information regarding the matters described herein.
THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

[•], 2024	By Order of the Board of Directors

/s/ Robert DeVincenzi
Chairman of the Board

INFORMATION STATEMENT

Approval of Action by Written Consent of Stockholders

GENERAL INFORMATION
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
THE ACCOMPANYING MATERIAL IS BEING PROVIDED TO YOU FOR INFORMATIONAL PURPOSES ONLY. NO VOTE OR OTHER ACTION OF OUR STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT.
This Information Statement is being furnished in connection with the written consent (the “Written Consent”) without a meeting, executed and delivered on November 15, 2024 by stockholders of Lazydays Holdings, Inc., a Delaware corporation (the “Company” “we”, “us,” or “our”), holding a majority of the voting power of (i) the outstanding shares of the Company’s capital stock and (ii) the outstanding shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), as of November 15, 2024 and as of the time immediately following the consummation of both the PIPE (as defined below) and the Preferred Exchanges (defined below) taking place on such date (such date and time, the “Written Consent Record Date and Time”, and such stockholders, the “Majority Holders”) to approve and adopt the Charter Amendment (as defined below). We are mailing this Information Statement on or about [•], 2024 to our stockholders who did not execute and deliver a Written Consent and from whom we did not solicit consent. We did not solicit consent from any stockholders other than the Majority Holders. The Charter Amendment will become effective no earlier than on the 20th day after the Information Statement is mailed to our stockholders and would occur thereafter only after the filing of a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware.
What actions were approved by the Written Consent?
Pursuant to the Written Consent, the Majority Holders approved and adopted an amendment to our certificate of incorporation to increase the total number of shares of Common Stock the Company is authorized to issue from 100,000,000 to 500,000,000 (the “Charter Amendment”).
What is the Background to the Charter Amendment?
The Charter Amendment was approved and adopted in part in order to accommodate future issuances of Common Stock required by certain financing arrangements the Company has entered into or plans to enter into, as further described below, and to allow for additional future issuances.
The market for recreational vehicles (“RVs”) is cyclical and is influenced by general economic conditions as well as more particularly by consumer confidence, the level of personal discretionary spending, fuel prices, interest rates and credit availability. Between the peaks and valleys of the market cycles, annual unit shipments fluctuate significantly, with unit shipments for the RV industry over a market cycle often doubling or tripling from valley to peak. Over approximately the last four decades, full market cycles have had duration of approximately 15 years.
Companies in the industry are challenged over the market cycle to manage inventories and costs to address often unpredictable changes in demand. Gradual adjustments in market conditions can be more effectively managed when compared to abrupt and dramatic changes since RV retailing cost models are heavily influenced by inventory carrying costs and SG&A, which are difficult to adjust in short timeframes.
Starting in the third quarter of 2022, as interest rates rose and consumer confidence softened, the RV retail industry began experiencing a pronounced drop in demand, resulting in:
•	More intense competitive pressures as RV retailers pursue fewer RV buyers resulting in lower gross profits;
•	Excessive levels of inventory and model year changes creating unit obsolescence and associated discounting;
•	Longer inventory holding periods and curtailment payment obligations;
•	Lower trade-in ratios as recently purchased units lose relative market value; and
•	Reductions in non-trade in used unit purchases and resales as customers retain their existing units.

Further, market participants experienced inflationary pressures on product and overhead costs.
In addition to facing these industry-wide challenges, we faced additional challenges to our cash position based on our capital investment strategy, including:
•
Basing part of our geographic expansion strategy on “greenfield” new dealership builds, which consume capital both for construction and to fund operating losses while the sites reach full production over a 2–3-year period;

•	Investing significant capital in our existing facilities to make them fit for purpose and scale and to ensure they provide our customers a peerless experience; and
•	Implementing a strategy focused on investing capital in owning rather than leasing our dealership locations.
Beyond stressors related to our capital investment strategy, we also experienced higher than expected operating losses because some of our dealership locations underperformed financial and market share expectations.
On August 7, 2023, our Board of Directors (the “Board”) formed a Financing Committee of the Board (the “Financing Committee”), composed solely of independent directors, and appointed Robert DeVincenzi, James J. Fredlake and Jordan Gnat to serve as the members of the Financing Committee. The Financing Committee was originally formed by the Board to explore and review potential financing transactions for the purpose of funding growth.
The Company has a syndicated, senior secured floorplan credit facility and revolving credit facility, evidenced by a Second Amended and Restated Credit Agreement (as amended from time to time, the “M&T Credit Agreement”) with Manufacturers and Traders Trust Company, as administrative agent (in such capacity, “M&T”), which is secured by a first-priority lien on substantially all of our personal property. The Company is subject to numerous operating covenants under the terms of the M&T Credit Agreement.
In light of the dynamics facing the Company and the need for additional liquidity to support Company operations in the final quarter of 2023, the Board reformed the Financing Committee on December 22, 2023 and appointed Robert DeVincenzi, James J. Fredlake, and Susan Scarola, all independent directors, as members. The Board empowered the Financing Committee to oversee the analysis, negotiation and execution of a financing subject to certain parameters established by the Board. Between December 22, 2023 and December 29, 2023, the Financing Committee met periodically with members of Company management and advisors to consider various financing alternatives and terms. At the direction of the Financing Committee, the Company negotiated a $35 million real estate-backed term loan, evidenced by a Loan Agreement (as amended from time to time, the “CCM Loan Agreement”) with Coliseum Holdings I, LLC (the “CCM Mortgage Lender”), a client of Coliseum Capital Management, LLC (“CCM”), as lender, which was, prior to the effectiveness of the CCM Loan Agreement First Amendment (as defined below), secured by all of our owned real estate except our owned real estate that is mortgaged pursuant to the First Horizon Mortgages (as defined below) and except for our owned real property located in Fort Pierce, Florida. Following negotiations, the CCM Loan Agreement and related transactions were unanimously authorized by the Financing Committee. The parties then entered into the CCM Loan Agreement and the transactions contemplated thereby were consummated on December 29, 2023.
Our debt facilities have since consisted of:
•	the M&T Credit Agreement;
•	the CCM Loan Agreement; and
•
two term loan agreements with First Horizon Bank, which are secured by certain owned real estate of ours that is located in Murfreesboro, Tennessee and Knoxville, Tennessee (together, the “First Horizon Mortgages”).

Due to the factors described above and the decline in our operational performance to levels below prior expectations, this year it became necessary for us to pursue a series of amendments to, and to obtain waivers of defaults (or future events that were anticipated to be defaults) under, the M&T Credit Agreement and the CCM Loan Agreement. In addition, we determined that we needed to raise additional capital to support our balance sheet and provide additional working capital for our operations. Consistent with its mandate, the Financing Committee explored various financing alternatives throughout the first half of 2024.

By the beginning of March 2024, the Company faced potential non-compliance with its covenants under the M&T Credit Agreement. With authorization from the Board upon the recommendation of the Financing Committee, on March 8, 2024, we entered into the First Amendment to Second Amended and Restated Credit Agreement and Consent (the “First M&T Credit Agreement Amendment”) with M&T and the lenders party to the M&T Credit Agreement (the “M&T Lenders”) to obtain waivers of and modifications to certain covenants under the M&T Credit Agreement. Among other changes, the First M&T Credit Agreement Amendment eliminated testing of the total net leverage ratio and the fixed charge coverage ratio financial covenants until the fiscal quarter ending September 30, 2024 and reduced the required minimum current ratio financial covenant until the fiscal quarter ending June 30, 2024. Additionally, the first amendment created new financial covenants for minimum consolidated EBITDA and minimum liquidity. The first amendment also restricted our ability to make certain investments, dispositions and restricted payments, and it added a new pricing tier to the leveraged-based pricing grid for the M&T Credit Agreement, with pricing 35 basis points higher than the highest tier immediately prior to the first amendment.
Following the signing of the First M&T Credit Agreement Amendment, the Financing Committee continued to hold periodic meetings and pursue financing alternatives. However, the Company continued to face similar headwinds, and as of March 31, 2024, we were not in compliance with all of our covenants under the M&T Credit Agreement, as amended and waived earlier that month, as we did not meet our minimum trailing twelve-month minimum EBITDA requirement.
To address the Company’s continued non-compliance with its covenants under the M&T Credit Agreement, on May 14, 2024 the Company negotiated and entered into, at the direction of the Financing Committee, the Second Amendment to Second Amended and Restated Credit Agreement and Consent (the “Second M&T Credit Agreement Amendment”) with M&T and the M&T Lenders. The Second M&T Credit Agreement Amendment reduced the M&T Lenders’ aggregate floor plan commitment under the M&T Credit Agreement from $525 million to $480 million and further amended the definition of the applicable margin to provide that, until the company achieved a total net leverage ratio for the fiscal quarter ending June 30, 2025 that was less than 3.00 to 1.00 (such period, the “Ratio Adjustment Period”), pricing would further increase by 15 basis points higher than the highest tier that was in effect under the First M&T Credit Agreement Amendment. The Second M&T Credit Agreement Amendment also provided that, during the Ratio Adjustment Period, the company would no longer be permitted to borrow revolving loans under the M&T Credit Agreement. Under the Second M&T Credit Agreement Amendment, testing of the total net leverage and fixed charge coverage ratio financial covenants were eliminated until the fiscal quarter ending March 31, 2025, and the minimum amounts for the current ratio financial covenant were reduced until the fiscal quarter ending March 31, 2025. The Second M&T Credit Agreement Amendment also made certain adjustments to the minimum consolidated EBITDA and minimum liquidity financial covenants. We agreed in the Second M&T Credit Agreement Amendment to further restrictions on investments and dispositions, and we agreed to certain additional restrictions on transactions with affiliates.
In addition, as a condition to entering into the Second M&T Credit Agreement Amendment, M&T required that the Company pay down $10.0 million on the revolving credit facility by December 31, 2024, and the Company concluded it would need to raise additional financing to make those payments. The Company, by and under the direction of the Financing Committee, sought out potential financing alternatives to aid the Company in making the payments required by M&T, and the Financing Committee held periodic meetings with members of Company management and advisors. After the Company failed to secure any actionable financing alternatives by mid-May 2024, we proposed amending the CCM Loan Agreement to provide an additional $15.0 million in debt financing under the CCM Loan Agreement. Following negotiations with CCM undertaken at the direction of the Financing Committee, the Financing Committee recommended, and the Board of Directors unanimously approved such amendment to the CCM Loan Agreement upon such recommendation of the Financing Committee. Christopher S. Shackelton, a Series A Director (as defined below) at the time who is also the co-founder and managing partner of CCM, did not participate in the approval process for amending the CCM Loan Agreement.
On May 15, 2024 we entered into a First Amendment to Loan Agreement (the “CCM Loan Agreement First Amendment”), with the CCM Mortgage Lender, which provided for an additional $15.0 million mortgage loan secured by our owned real property that is located in Fort Pierce, Florida in addition to the other remaining real estate properties backing the CCM Loan Agreement. In connection with the CCM Loan Agreement First Amendment, and as a condition to the CCM Mortgage Lender providing the additional financing thereunder, we also issued to Coliseum Capital Partners, L.P. (“CCP”) and Blackwell Partners LLC – Series A (“Blackwell”), each an advisory client of CCM and owner of CCM Mortgage Lender, warrants to purchase 2,000,000 shares of Common Stock at a price of $5.25 per share, subject to certain adjustments (the “CCM Warrants”). Those warrants may be exercised at any time on or after May 15, 2024 and until May 15, 2034.
In June 2024, we entered into a new engagement agreement with our investment banker, Stifel, Nicolaus & Company, Incorporated, including its business division, Miller Buckfire & Co. (collectively, “Miller Buckfire”), to advise the Company in connection with a review of strategic alternatives, including to raise additional sources of capital. In advance of launching a formal financing process on August 1, 2024, Miller Buckfire prepared a financing offering memorandum and populated a detailed virtual data room for use in soliciting interest from investors. Through November 2024, Miller Buckfire has run a targeted, yet comprehensive, financing process, contacting 39 parties, comprised of 4 strategic investors and 35 financial parties. These parties include investors identified by Miller Buckfire, investors identified by the Company and CCM as well as investors that expressed interest following the Company’s August 2024 announcement that it engaged Miller Buckfire to raise incremental capital. 15 of these parties executed confidentiality agreements, received the financing offering memorandum and access to the Company’s virtual data room and were offered meetings with management. Throughout the process, Miller Buckfire expressed to prospective investors that the Company was willing and open to evaluate all financing structures, provided such financing structure would alleviate the Company’s liquidity needs and be acceptable to existing parties. None of the parties other than those involved in the transactions described herein expressed any written indication of interest or a letter of intent regarding a potential transaction.
Throughout the months that followed the Company’s entry into the Second M&T Credit Agreement Amendment and the CCM Loan Agreement First Amendment, and the Company’s receipt of the additional financing pursuant to the CCM Loan Agreement First Amendment, the Company continued to face headwinds and challenges with the satisfaction of its debt covenants under the M&T Credit Agreement along with substantial liquidity challenges. During this period, the Financing Committee and Company representatives continued to seek out various financing alternatives, and the Financing Committee continued to hold periodic meetings with members of Company management and advisors.
In the months that followed our entry into the Second M&T Credit Agreement Amendment and the CCM Loan Agreement First Amendment, we entered into a series of limited waiver agreements in July, August, and September 2024 (collectively, the “M&T Limited Waiver Agreements”) with M&T and the M&T Lenders. The M&T Limited Waiver Agreements provided a temporary waiver of defaults resulting from, among other things:
•	our inability to comply with the minimum EBITDA financial covenant with respect to June, July, August, September and October 2024;
•	our inability to comply with the minimum liquidity financial covenant for July, August, September and October 2024;
•	our inability to comply with the minimum current ratio financial covenant for our fiscal quarters ended June 30, 2024 and September 30, 2024; and
•	the filing of certain mechanic’s, materialman’s, construction or similar liens against certain of our real property, relating to our failure to pay for certain improvements made thereto.
Under the M&T Limited Waiver Agreements, we decreased the M&T Lenders’ aggregate floor plan commitment under the M&T Credit Agreement from $480 million to $400 million and agreed to a temporary limit on the outstanding floor plan loans of $380 million. We also agreed, among other terms, to repay the revolving credit facility by an additional $1.0 million; to provide M&T and the M&T Lenders with an increased level of financial reporting; to engage CR3 Partners as our financial advisor; to cause an employee of CR3 Partners to be appointed as our interim Chief Financial Officer until a permanent Chief Financial Officer reasonably acceptable to M&T is selected and approved by our board of directors; to attempt to raise new capital and to engage an investment banker to assist us in connection with doing so; to a new average daily liquidity financial covenant, which was tested weekly; to restrictions on transactions, including investments and dispositions, outside of the ordinary course of business; and to refrain from declaring dividends or making other restricted payments.
In September 2024, our former Chief Executive Officer, John North, and our former Chief Financial Officer, Kelly Porter, resigned. Our Board then appointed Ronald K. Fleming, a former Senior Vice President of Operations of the Company, as our Interim Chief Executive Officer; promoted Amber Dillard as our Chief Operating Officer; and appointed Jeff Huddleston, a partner at CR3 Partners, as our Interim Chief Financial Officer.

On September 27, 2024, and with the approval and at the direction of the Financing Committee, we entered into a Limited Waiver of Defaults with the CCM Mortgage Lender (the “CCM Loan Agreement Waiver”), pursuant to which the CCM Mortgage Lender waived certain defaults relating to the filing of certain mechanic’s, materialman’s, construction or similar-type liens filed or to be filed against the real property mortgaged to the CCM Mortgage Lender, provided that such liens are discharged of record (by payment, bonding or otherwise) by certain deadlines.
With assistance of Miller Buckfire, acting at the direction of the Financing Committee, the Company pursued alternative sources of financings and concluded that the following capital-raising transactions are most likely to achieve the Company’s objectives on the terms and on a timeline that is in the best interests the Company and of our stockholders. The below transactions were then negotiated at the direction of the Financing Committee and were considered by the Financing Committee over the course of various meetings held in the weeks preceding its recommendation of such transactions, following which the Financing Committee recommended, and the Board unanimously approved, the following transactions:
•
Third M&T Credit Agreement Amendment. On November 15, 2024, the Company entered into a Limited Waiver and Third Amendment to the Second Amended and Restated Credit Agreement and Consent (the “Third M&T Credit Agreement Amendment”), with M&T and the M&T Lenders.

○
The Third M&T Credit Agreement Amendment grants the Company waivers of specified defaults and events of default that occurred under the M&T Credit Agreement, including events of default resulting from: (a) its inability to comply with the minimum EBITDA financial covenant with respect to June, July, August, September and October 2024; (b) its inability to comply with the minimum liquidity financial covenant for July, August, September and October 2024; (c) its inability to comply with the minimum current ratio financial covenant for the fiscal quarters ended June 30, 2024 and September 30, 2024; (d) the filing of certain mechanic’s, materialmen’s, construction or similar liens against certain of the Company’s real property, relating to its failure to pay for certain improvements made thereto; and (e) certain cross-defaults under the CCM Loan Agreement and the First Horizon Mortgages relating to the foregoing.

○
Under the Third M&T Credit Agreement Amendment, the lenders’ aggregate commitment under the floorplan facility decreased from $400 million to (a) $325 million, from the date of the Third M&T Credit Agreement Amendment through the date (the “Asset Sale Outside Date”) that is 60 days after the final closing of the Camping World Asset Sales, and (b) $295 million, thereafter through the maturity date, provided that until the Asset Sale Outside Date, the Company may borrow up to an additional $10 million in floor plan loans (the “Floor Plan Overlimit Loans”), subject to the satisfaction of certain conditions. To the extent the Company borrows Floor Plan Overlimit Loans, the Company agreed to pay the lenders a per annum fee equal to 2.00% of the average daily aggregate principal amount thereof.

○
The Third M&T Credit Agreement Amendment eliminates testing of the total net leverage ratio, current ratio and minimum EBITDA financial covenants until the fiscal quarter ending March 31, 2026, and the Third M&T Credit Agreement Amendment eliminates testing of the fixed charge coverage ratio financial covenant until the fiscal quarter ending September 30, 2026. The Third M&T Credit Agreement Amendment also changes the required performance targets for compliance with all of the Company’s financial covenants. The minimum liquidity financial covenant now requires the Company to maintain liquidity, as of the end of each calendar month, of not less than $7.5 million.

○
The Company also agreed in the Third M&T Credit Agreement Amendment, among other changes: (a) to permanently eliminate its ability to borrow new loans or swingline loans or to request issuance of letters of credit under the revolving credit facility; (b) to make certain mandatory repayments on the revolving credit facility (including on the date of the Third M&T Credit Agreement Amendment, in the amount of $10 million; beginning with the fiscal quarter ending March 31, 2025 and on the last day of each quarter thereafter, in the amount of $2.5 million each quarter; on the date that is two business days after completion of the Rights Offering (as defined below), in the amount of 50% of the proceeds thereof; and repayments from time to time in an amount equal to 100% of the net proceeds (less certain costs, fees and expenses and after repayment of any indebtedness required to be repaid in connection therewith) received from any sale or refinancing of the Company’s real estate, excluding real property to be sold in the Camping World Asset Sales and certain real property located in Waller, Texas that the Company is attempting to sell); (c) to deliver to M&T second-lien mortgages, which will secure the Company’s remaining obligations under the revolving credit facility, on all of the Company’s real property that is currently mortgaged to the CCM Mortgage Lender, except for real property to be sold in the Camping World Asset Sales and certain real property located in Waller, Texas that the Company is attempting to sell; (d) until March 31, 2025, to continue engaging CR3 Partners as the Company’s financial advisor, and to continue engaging CR3 Partners (or an employee thereof) as the Company’s interim chief financial officer until a permanent chief financial officer reasonably acceptable to M&T is selected and approved by the Company’s board of directors; (e) to additional restrictions on investments, indebtedness, dividends and other restricted payments, transactions with affiliates and acquisitions; and (f) to replace the leverage-based pricing grid from the M&T Credit Agreement with a fixed margin over SOFR or the Base Rate (as applicable), described further below.
○
After giving effect to the Third M&T Credit Agreement Amendment, the floor plan credit facility bears interest at (a) one-month term SOFR or daily SOFR plus 2.55% or (b) the Base Rate plus 1.55%, and the revolving credit facility bears interest at (x) one-month term SOFR or daily SOFR plus an applicable margin of 3.40% or (b) the Base Rate plus a margin of 2.40%. After giving effect to the Third M&T Credit Agreement Amendment and the repayment of a portion of the principal amount thereof described above, the outstanding balance of the revolving credit facility is $31.0 million.

○
Under the terms of the Third M&T Credit Agreement Amendment, if the Company fails to consummate all of the Camping World Asset Sales on or before March 31, 2025, or if it terminates the governing purchase agreements before consummation of those sales, it will constitute an event of default under the M&T Credit Agreement.

•
$30 million PIPE. Also on November 15, 2024, the Company entered into Securities Purchase Agreements with each of Blackwell, Alta Fundamental Advisers Master LP, and Star V Partners LLC, as advisory clients of Alta Fundamental Advisers LLC (“Alta”, and such clients, the “Alta PIPE Parties”), and CCP and Blackwell, as advisory clients of CCM (the “CCM PIPE Parties”, and collectively with the Alta PIPE Parties, the “PIPE Parties”), for the sale and issuance of an aggregate of 29,126,212 shares of Common Stock at a price per share of $1.03 (the “PIPE Price”), which was equal to the Minimum Price as defined in Nasdaq Stock Market Rule 5635(d), in transactions exempt from registration under the Securities Act of 1933, as amended (the “PIPE”). The proceeds will be used for general corporate and operational purposes, including repayment of indebtedness.

•
Asset and stock sale. Also on November 15, 2024, the Company and certain of its affiliates entered into an Asset Purchase Agreement and a Real Estate Purchase Agreement for the (i) sale to certain affiliates of Camping World Holdings, Inc. (“Camping World”) of dealership assets and (where owned by an affiliate of the Company) real estate at the Company’s Council Bluffs, Iowa, Elkhart, Indiana, Sturtevant, Wisconsin, Murfreesboro, Tennessee, Portland, Oregon, Surprise, Arizona, and Woodland, Washington locations (the “Camping World Asset Sales”), and (ii) the sale and issuance to CWGS Ventures, LLC (collectively with the CCM PIPE Parties and the Alta PIPE Parties, the “Excluded Rights Offering Parties”), an affiliate of Camping World, of 9,708,737 shares of Common Stock at a price per share equal to the PIPE Price, effective upon the closing of the final sale of assets under the Camping World Asset Sales (the “Camping World Stock Sale”).

•
Preferred exchanges. Also on November 15, 2024, as a condition of Camping World’s affiliates entering into the Asset Purchase Agreement and Real Estate Purchase Agreement, the Company entered into Preferred Stock Exchange Agreements (the “Exchange Agreements”) with each of the CCM PIPE Parties, Park West Partners International, Limited (“PWPI”), and Park West Investors Master Fund, Limited (“PWIMF”), to exchange all of the shares of Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), held by such parties for a number of shares of Common Stock equal to the accumulated liquidation preference of such shares of Series A Preferred Stock divided by the PIPE Price (the “Preferred Exchanges”). An aggregate of 150,001 shares of Series A Preferred Stock were exchanged for an aggregate of 16,622,238 shares of Common Stock in a first series of exchanges on November 15, 2024, and an aggregate of 449,999 shares of Series A Preferred Stock will be exchanged for an aggregate of 49,866,710 shares of Common Stock in a second series of exchanges following the effectiveness of the Charter Amendment.

•
Charter Amendment. The Board and (pursuant to the Written Consent) the Majority Holders approved and adopted the Charter Amendment in order to authorize sufficient shares of Common Stock for future issuances, including the second closing of the Preferred Exchanges and the Rights Offering (as defined below), allow for required reserves, and other future issuances as approved by the Board (and, if required, the Company’s stockholders).

In addition, at the request of the PIPE Parties in order to afford other stockholders of the Company the opportunity to purchase shares of Common Stock at a price per share equal to the PIPE Price, and as required by the Third M&T Credit Agreement Amendment, the Company will conduct a rights offering consisting of our distribution, after a registration statement on Form S-1 is declared effective by the Securities and Exchange Commission (the “SEC”), to each of our stockholders and holders of warrants to purchase our stock (other than the Excluded Rights Offering Parties, who have irrevocably elected to waive their right to such distribution) (each such stockholder or warrant holder, a “Rights Holder”), of the right to purchase a certain number of shares of Common Stock for each share of Common Stock (or each share of Common Stock into which such stockholder’s shares of Series A Preferred Stock is convertible and each share of Common Stock for which such holder’s warrants are exercisable) held by such stockholder or warrant holder at a price per share of $1.03 (the same price as used in the PIPE and Preferred Exchanges), in transactions we intend to register with the Securities and Exchange Commission using a registration statement on Form S-1 (the “Rights Offering”). Rights Holders who fully exercise their subscription rights will be entitled to subscribe for additional shares of Common Stock that remain unsubscribed as a result of any unexercised subscription rights (the “Over-Subscription Right”). Subscription rights may only be exercised for whole numbers of shares; no fractional shares of Common Stock will be issued in the Rights Offering.
The Financing Committee, and the Board acting upon the recommendation of the Finance Committee, have determined that the Third M&T Credit Agreement Amendment, the PIPE, the Camping World Asset Sales, the Camping World Stock Sale, the Preferred Exchanges, the Rights Offering, and the Charter Amendment are advisable, fair, and in the best interests of the Company and its stockholders, and the Majority Holders approved and adopted the Charter Amendment.
The foregoing descriptions of the M&T Credit Agreement, the First M&T Credit Agreement Amendment, the Second M&T Credit Agreement Amendment, the Third M&T Credit Agreement Amendment, the M&T Limited Waiver Agreements, the CCM Loan Agreement, the CCM Loan Agreement First Amendment, the CCM Loan Agreement Waiver, the Securities Purchase Agreements, the Asset Purchase Agreement, the Real Estate Purchase Agreement, and the Exchange Agreements are qualified in their entirety by reference to the full text of such agreements, copies of which were filed as exhibits to our annual, quarterly, or current reports filed with the Securities and Exchange Commission, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
This Information Statement, including the documents incorporated by reference herein, shall not constitute an offer to sell or a solicitation of an offer to buy any rights, Common Stock or any other securities, nor shall there be any offer, solicitation or sale of the rights, the Common Stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction.
Who is paying the costs associated with this Information Statement?
We will pay for preparing, printing and mailing this Information Statement. Arrangements may be made with banks, brokerage houses and other institutions, nominees and fiduciaries, to forward this Information Statement to beneficial owners of our stock. We will, upon request, reimburse those persons and entities for expenses incurred in forwarding this Information Statement to our stockholders.

MATTER 1

APPROVAL AND ADOPTION OF AMENDMENT TO CERTIFICATE OF INCORPORATION
Charter Amendment
The Company’s certificate of incorporation currently authorizes the issuance of a maximum of 100,000,000 shares of Common Stock. As of November 11, 2024, there were 14,190,663 shares of Common Stock outstanding. The consummation of the PIPE on November 15, 2024 resulted in the issuance of 29,126,212 shares of Common Stock, and 16,622,238 shares of Common Stock were issued in Preferred Exchanges on November 15, 2024. In addition, a maximum of 24,271,844 shares of Common Stock may be issued in the Rights Offering, 49,866,710 shares of Common Stock remain to be issued upon completion of the remaining Preferred Exchanges, and 9,708,737 will be issued in the Camping World Stock Sale. Finally, the Company must maintain a number of authorized but unissued shares of Common Stock to reserve for the total number into which its outstanding shares of Series A Preferred Stock are convertible, the total number for which its outstanding warrants to purchase Common Stock are exercisable and the total number of shares of Common Stock issuable in connection with equity awards. In order to accommodate these issuances and share reserve requirements, and allow for other future issuances as approved by the Board (and, if required, the Company’s stockholders), the Majority Holders approved and adopted the Charter Amendment, which is an amendment to the Company’s certificate of incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 100,000,000 to 500,000,000. A copy of the Charter Amendment is set forth in Exhibit A attached hereto.
Stockholders Entitled to Receive Notice of Action by Written Consent
Under Section 228 of the General Corporation Law of the State of Delaware and our Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing. Prompt notice of any action so taken by written consent must be provided to all non-consenting holders of our capital stock. This Information Statement and the Notice of Action by Written Consent of Stockholders enclosed herewith collectively constitute notice to our stockholders entitled thereto of stockholder approval and adoption of the Charter Amendment by less than unanimous written consent of our stockholders pursuant to Section 228(e) of the General Corporation Law of the State of Delaware.
Necessity of Stockholder Approval
Section 242 of the General Corporation Law of the State of Delaware requires stockholder adoption of the Charter Amendment.
Effective Date of Action Authorized by Written Consent
Pursuant to Rule 14c-2 under the Exchange Act, the corporate action approved by the Written Consent may become effective no earlier than twenty (20) calendar days after the first mailing or delivery of this Information Statement to stockholders of the Company from whom the Company did not solicit consent to the Charter Amendment. This Information Statement provides a summary of the action approved and adopted by the Majority Holders pursuant to the Written Consent.
Interests of Directors and Executive Officers
Pursuant to the Company’s Certificate of Designations of Series A Convertible Preferred Stock, par value $0.0001 per Share (the “Certificate of Designations”), the holders of a majority in voting power of the outstanding shares of Series A Preferred Stock have the right to designate two of the Company’s directors (each such director, a “Series A Director”). In addition to a majority in voting power of the Company’s outstanding shares of capital stock, voting together as a single class, CCM (through its advisory clients CCP and Blackwell) holds a majority in voting power of the outstanding shares of the Company’s Series A Preferred Stock, and has designated Jerry Comstock, who has served as a director of the Company since 2018, as a Series A Director. There is currently only one serving Series A Director.

From 2018 until his resignation in June 2024, Christopher S. Shackelton, co-founder and managing partner of CCM, served as a Series A Director.
CCP and Blackwell constituted two of the Majority Holders approving the Charter Amendment.
Dissenter’s and Appraisal Rights
Stockholders and beneficial owners do not have any dissenter’s rights or appraisal rights in connection with the approval of the Charter Amendment or the authorization thereof.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Outstanding Voting Securities
As of the Written Consent Record Date and Time, 59,939,113 shares of Common Stock were issued and outstanding, and 449,999 shares of Series A Preferred Stock were issued and outstanding.
Each holder of issued and outstanding Common Stock is entitled to one vote per share on each matter presented to the Company’s stockholders for approval. Accordingly, the holders of outstanding shares of Common Stock, as such, were collectively entitled to 59,939,113 votes as of the Written Consent Record Date and Time.
Except as otherwise provided by applicable law or the Certificate of Designations, the holders of shares of Series A Preferred Stock are entitled to vote with the holders of shares of Common Stock, and not as a separate class, on all matters presented to the Company’s stockholders for approval. Each holder of issued and outstanding Series A Preferred Stock is entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series A Preferred Stock are convertible (pursuant to Section 6 of the Certificate of Designations but as restricted in the case of any Electing Holder (as defined in the Certificate of Designations) by Section 14 of the Certificate of Designations) as of the close of business on the record date for the determination of stockholders entitled to vote on or consent to such matters. Subject to the foregoing, each holder of shares of Series A Preferred Stock is entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of preferred stock held of record by such holder could then be converted (taking into account, for the avoidance of doubt, the Liquidation Preference (as defined in the Certificate of Designations) then in effect (the Liquidation Preference includes all accrued and unpaid dividends on the Series A Preferred Stock) for purposes of the Conversion Rate (as defined in the Certificate of Designations) and any Conversion Price (as defined in the Certificate of Designations) adjustments made pursuant to Section 8 of the Certificate of Designations) at the record date for the determination of the stockholders entitled to vote on or consent to such matters. As of the Written Consent Record Date and Time, the Conversion Price was $4.50 per share. Accordingly, the holders of Series A Preferred Stock, as such, were collectively entitled to 11,409,193 votes as of the Written Consent Record Date and Time.
Collectively, the holders of Common Stock and Series A Preferred Stock were entitled to an aggregate of 71,348,306 votes as of the Written Consent Record Date and Time.
The Majority Holders that approved and adopted the Charter Amendment as of the Written Consent Record Date and Time pursuant to the Written Consent were: (i) Coliseum Capital Partners, L.P., which held 26,766,609 shares of Common Stock and 274,133 shares of Series A Preferred Stock convertible into 6,950,308 shares of Common Stock; (ii) Blackwell, as an advisory client of CCM, which held 8,170,784 shares of Common Stock and 100,867 shares of Series A Preferred Stock convertible into 2,557,352 shares of Common Stock; (iii) PWIMF, which held 2,464,358 shares of Common Stock and 66,715 shares of Series A Preferred Stock convertible into 1,691,489 shares of Common Stock; (iv) PWPI, which held 306,016 shares of Common Stock and 8,284 shares of Series A Preferred Stock convertible into 210,044 shares of Common Stock; (v) Blackwell, as an advisory client of Alta, which held 8,724,757 shares of Common Stock; (vi) Star V Partners LLC, which held 2,363,592 shares of Common Stock; and (vii) Alta Fundamental Advisers Master LP, which held 3,474,757 shares of Common Stock.
Security Ownership of Certain Beneficial Owners and Management
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by the beneficial owner, but not those held by any other person, and which are exercisable or convertible within 60 days, have been exercised or converted.
The following table sets forth information with respect to the beneficial ownership of Common Stock and Series A Preferred Stock as of the Written Consent Record Date and Time by (i) each of our directors and named executive officers, (ii) all of our directors and executive officers as a group, and (iii) each stockholder known by us to be the beneficial owner of more than 5% of any class of our voting securities. To our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the voting securities beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, except as otherwise indicated, none of the voting securities listed below are held under a voting trust or similar agreement. To our knowledge, there is no arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.
Unless otherwise noted below, the address of each person listed on the table is c/o Lazydays Holdings, Inc., 4042 Park Oaks Boulevard, Suite 350, Tampa, Florida 33610.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Common Stock)	Percent of Class(1)	Amount and Nature of Beneficial Ownership (Series A Preferred Stock)(2)	Percent of Class	Percent of Total Voting Power(3)
Directors and Named Executive Officers
John North	82,862(4)	*	—	—	*
Kelly Porter	29,278(5)	*	—	—	*
Robert DeVincenzi	89,362(6)	*	—	—	*
Jerry Comstock	61,161(7)	*	—	—	*
James J. Fredlake	71,323(8)	*	—	—	*
Jordan Gnat	51,943(9)	*	—	—	*
Suzanne Tager	2,164	*	—	—	*
Susan Scarola	2,164	*	—	—	*
Amber Dillard	3,292	*			*
Jeff Huddleston	—	—	—	—	—
Ronald K. Fleming	—	—	—	—	—
All directors and executive officers as a group (9 persons)	281,409(10)	*	—	—	*
5% or Greater Securityholders
CCM and associated persons	86,687,158(11)	77.6%	375,000	83.3%	72.1%
Park West Asset Management LLC and associated persons	11,381,850(12)	16.6%	74,999	16.7%	9.5%
Alta Fundamental Advisers LLC and associated persons	14,563,106(13)	24.3%	—	—	12.1%

*	Less than 1 percent
(1)
For purposes of this column, the number of shares of the class outstanding reflects the sum of: (i) the 59,939,113 shares of Common Stock that were outstanding as of the Written Consent Record Date and Time; and (ii) the number of shares of Common Stock, if any, which the relevant person could acquire on exercise of options, warrants, pre-funded warrants or conversion or exchange of convertible securities within 60 days of the Written Consent Record Date and Time. See the footnotes for further detail.

(2)
This column includes only the number of shares of Series A Preferred Stock owned by the relevant person. The number of shares of Common Stock the relevant person could obtain upon the conversion of Series A Preferred Stock at the current conversion rate is included in the column entitled “Amount and Nature of Beneficial Ownership (Common Stock).”

(3)
Holders of Series A Preferred Stock are entitled to vote together with holders of Common Stock, and not as a separate class, upon all matters upon which holders of Common Stock have the right to vote. The Percent of Total Voting Power is calculated by dividing: (A) the aggregate number of shares of Common Stock beneficially owned under Rule 13d-3 of the Exchange Act by the relevant person, including all shares of Common Stock issuable pursuant to the Exchange Agreements, by (B) the sum of (x) the number of shares of Common Stock issued and outstanding, (y) the number of shares of Common Stock that could be acquired upon the exchange of all shares of Series A Preferred Stock pursuant to the Exchange Agreements and (z) the number of shares of common stock, if any, which could be acquired on exercise of options or warrants within 60 days of the Written Consent Record Date.

(4)
Includes 12,270 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the Written Consent Record Date and Time. Mr. North terminated employment with the Company on September 13, 2024.

(5)
Includes 18,405 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the Written Consent Record Date and Time. Ms. Porter terminated employment with the Company on October 4, 2024.

(6)	Includes 54,361 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the Written Consent Record Date and Time.
(7)	Includes 24,770 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the Written Consent Record Date and Time.

(8)
Includes (i) 4,544 shares of Common Stock owned by the James J. Fredlake Revocable Trust of 2017, of which Mr. Fredlake is the trustee and a beneficiary, and (ii) 20,770 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the Written Consent Record Date and Time.

(9)	Includes 35,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the Written Consent Record Date and Time.
(10)	Includes all securities beneficially owned by current directors and current executive officers.
(11)
Based on Amendment No. 22 to Schedule 13D filed on November 19, 2024 by reporting persons CCM, CCP, Coliseum Capital, LLC (“CC”), Christopher Shackelton (“Shackelton”), and Adam Gray (“Gray”), and other information available to the Company, this includes: (i) 26,766,609 shares of Common Stock held by CCP and 8,170,784 shares of Common Stock held by Blackwell, as a separate account investment advisory client of CCM; (ii) 30,378,051 shares of Common Stock that will be automatically issued to CCP and 11,177,540 shares of Common Stock that will be automatically issued to Blackwell, as a separate account investment advisory client of CCM, pursuant to the applicable Exchange Agreements after the effectiveness of the Charter Amendment; and (iii) 8,155,339 shares of Common Stock issuable upon the exercise of warrants held by CCP and 2,038,835 shares of Common Stock issuable upon the exercise of warrants held by Blackwell, as a separate account investment advisory client of CCM, at an exercise price of $3.83 per share of Common Stock (the “CCM Warrants”). CCM and its managers, Gray and Shackelton, have shared voting and dispositive power over all of the foregoing.

CC and CCP have shared voting power and shared dispositive power over (i) 26,766,609 shares of Common Stock held by CCP; (ii) 30,378,051 shares of Common Stock that will be automatically issued to CCP pursuant to the applicable Exchange Agreement after the effectiveness of the Charter Amendment; and (iii) 8,155,339 shares of Common Stock issuable upon the exercise of Warrants held by CCP.
Based on Amendment No. 22 to the Schedule 13D filed November 19, 2024, CCM and associated persons have their principal place of business at 105 Rowayton Avenue, Rowayton, CT 06853.
(12)
Based on the information available to the Company, this includes: (i) 2,464,358 shares of Common Stock held by PWIMF and 306,016 shares of Common Stock held by PWPI; (ii) 7,393,072 shares of Common Stock that will be automatically issued to PWIMF and 918,047 shares of Common Stock that will be automatically issued to PWPI pursuant to the applicable Exchange Agreements after the effectiveness of the Charter Amendment; and (iii) 300,357 issuable upon exercise of prefunded warrants at an exercise price of $0.01 per share.

Park West Asset Management LLC, a Delaware limited liability company (“PWAM”), is the investment manager to PWIMF and PWPI. Peter S. Park (“Park”), through one or more affiliated entities, is the controlling manager of PWAM. PWAM and Park each have shared voting and dispositive power over the foregoing shares.
Based on the Schedule 13G amendment filed February 14, 2024, PWAM and associated persons have their principal place of business at One Letterman Drive, Building C, Suite C5-900, San Francisco, CA 94129.
(13)
Based on information available to the Company, this consists of: (i) 3,474,757 shares of Common Stock held by Alta Fundamental Advisers Master LP (“AFAM”); (ii) 2,363,592 shares of Common Stock held by Star V Partners LLC (“Star V”); and (iii) 8,724,757 shares of Common Stock held by Blackwell. Alta Fundamental Advisers LLC is the investment manager of AFAM, Star V, and Blackwell with respect to the foregoing shares.

Based on information available to the Company, AFAM and associated persons have their principal place of business at 1500 Broadway, Suite 704, New York, NY 10036.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
Only one copy of this Information Statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of such stockholders. This practice, known as “householding,” is intended to reduce our printing and postage costs.
The Company undertakes to deliver, promptly upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement was delivered. A stockholder who wishes to receive a separate copy of this Information Statement may request one by email to shareholder@broadridge.com, mail to Broadridge, Inc., Attn: BCIS Re-Organization Dept., P.O. Box 1317, Brentwood, NY 11717-0718, or by phone at (888) 789-8409. Stockholders may also use any of these methods to request separate copies of future information statements or, for stockholders sharing an address who currently receive multiple copies of information statements, to request that only a single copy of future information statements be delivered to the shared address.
INTERNET AVAILABILITY OF INFORMATION STATEMENT
This Information Statement is available in electronic format at the Company’s website, www.lazydays.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Information Statement contains forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933. Any statements contained in this Information Statement that are not statements of historical fact may be forward-looking statements, including, without limitation, statements regarding the issuance of PIPE Shares and the timing and implementation of the Rights Offering. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “will” and words or phrases of similar substance used in connection with any discussion of future operations, financial performance, plans, events, trends or circumstances can be used to identify some, but not all, forward-looking statements. These forward-looking statements are predictions and involve significant risks and uncertainties, many of which are beyond our control, and actual results may differ materially from these statements. Factors that could cause actual outcomes or results to differ materially from those reflected in forward-looking statements include, but are not limited to, those discussed in our filings with the SEC.
Except as may be required by applicable law, we do not undertake or intend to update or revise any forward-looking statements, and we assume no obligation to update any forward-looking statements contained in this Information Statement as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other documents with the SEC. These reports contain additional information about the Company. Our SEC filings are made available electronically to the public at the SEC’s website located at www.sec.gov.
The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this Information Statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. We are incorporating by reference our Current Report on Form 8-K filed with the SEC on November 15, 2024.
We undertake to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may request documents incorporated by reference by writing to Lazydays Holdings, Inc., 4042 Park Oaks Blvd., Suite 350, Tampa, Florida 33610, or by calling (813) 246-4999.

OTHER MATTERS
We have not authorized anyone to provide information on behalf of the Company that is different from that contained in this Information Statement. This Information Statement is dated [•]. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary.
We will make arrangements with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Common Stock for the forwarding of this Information Statement to the beneficial owners of Common Stock. We will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Information Statement.

[•], 2024	By:	Order of the Board of Directors

Robert DeVincenzi
Chairman of the Board of Directors

Exhibit A

Charter Amendment
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF LAZYDAYS HOLDINGS, INC.
Lazydays Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.   This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on March 15, 2018 (the “Certificate of Incorporation”).
2.   Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 505,000,000, of which 500,000,000 shares shall be Common Stock of the par value of $0.0001 per share (“Common Stock”) and 5,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share (“Preferred Stock”).
3.   This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
4.   All other provisions of the Certificate of Incorporation shall remain in full force and effect.
A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Ronald K. Fleming, its Interim Chief Executive Officer, on November 15, 2024.

By /s/ Ronald K. Fleming Ronald K. Fleming Interim Chief Executive Officer

A-2